UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2026

WELLGISTICS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42530	93-3264234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive

Suite 950

Tampa, FL 33607

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 203-6092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	WGRX	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on April 13, 2026, the Wellgistics Health, Inc. (the “Company”) received a letter (“Letter”) from Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) (the “Rule”), which requires that a listed company’s stockholders’ equity be at least $2,500,000 (the “Minimum Stockholders’ Equity Requirement”). As reported in its Form 10-K, as of December 31, 2025, the Company had a stockholders’ equity of $(12,447,801).

The Company has taken affirmative steps to remedy the Minimum Stockholders’ Equity Requirement. Specifically, as previously reported, the Company entered into a binding term sheet with DataVault AI (“DataVault”), a Nasdaq listed company, with the goal of creating a newly combined company, DelivMeds AI. Additionally, the Company intends to acquire an intellectual patent portfolio and a controlling stake in Tollo Health. The Company estimates a potential combined asset value of $4 billion and stockholders’ equity of approximately $40 million on a post-transaction basis.

Based on the foregoing steps taken by the Company, on June 9, 2026, Nasdaq delivered a letter to the Company indicating that it has determined to grant the Company an extension of time to regain compliance with the Rule. The terms of the extension are as follows: on or before October 12, 2026, the Company opt for one of the two following alternatives to evidence compliance with the Rule: (A) The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including: (1) a disclosure of Nasdaq’s deficiency letter and the specific deficiency(ies) cited; (2) a description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing; (3) an affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in step 2; and (4) a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting; or (B) the Company must furnish to the SEC and Nasdaq a publicly available report including: (1) steps 1 & 2 set forth above; (2) a balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date (the pro forma balance sheet must evidence compliance with the stockholders’ equity requirement); and (3) a disclosure that the Company believes it also satisfies the stockholders’ equity requirement as of the report date and that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its periodic report for the year December 31, 2026, with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Nasdaq will provide written notification that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel.

Item 8.01. Other Events.

As previously disclosed, on December 10, 2025, Wellgistics Health, Inc. (the “Company”) received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price of the Company’s common stock had been below the required minimum of $1.00 per share (the “Minimum Bid Price Requirement”) for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted an initial compliance period of 180 calendar days, or until June 8, 2026, to regain compliance with the Minimum Bid Price Requirement.

On June 9, 2026, the Company received a written notice from Nasdaq stating that the Company has regained compliance with the Minimum Bid Price Requirement, and that the matter is now closed. Specifically, Nasdaq determined that, for each consecutive business day from May 26, 2026 to June 8, 2026, the closing bid price of the Company’s common stock had been at $1.00 per share or greater. The Company’s common stock continues to be listed and traded on The Nasdaq Global Select Market under the trading symbol “WGRX”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2026	WELLGISTICS HEALTH, INC.

	By:	/s/ Prashant Patel
Prashant Patel, President